Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. (Coast) Reports Results for

Fourth Quarter and Full Year Ended December 31, 2013

MORGAN HILL, Calif., March 27, 2014– The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the fourth quarter and full year ended December 31, 2013.

Coast reported a net loss of $1.3 million, or $0.27 per diluted share, for the fourth quarter of 2013, compared to a net loss of $1.5 million, or $0.32 per diluted share, in the same quarter of 2012. For the full year ended December 31, 2013, Coast recorded a net loss of $637,000, or $0.14 per diluted share, compared with a net loss of $2,014,000, or $0.44 per diluted share, for 2012. The decreases in net loss in the fourth quarter of 2013, and for the full year 2013, respectively, were primarily attributable to increases in the gross margin to 13.6 percent and to 17.7 percent, respectively, from 12.6 percent and 15.2 percent, respectively, in the same periods of 2012.

Net sales for the 2013 fourth quarter decreased by 3.9 percent to $19.9 million, compared to net sales of $20.7 million in the fourth quarter of 2012, due primarily to higher sales of the Company’s generators following Hurricane Sandy in October 2012. For the year ended December 31, 2013, net sales increased by 0.4 percent, to $113.9 million, from $113.5 million in 2012. Although consolidated sales were relatively unchanged in 2013, as compared to 2012, Coast’s sales in the United States increased by $2.1 million, or 2.5 percent, while sales in Canada declined by $1.7 million, or 6.1 percent, in each case as compared to 2012. The sales decrease in Canada was primarily attributable to additional competition from U.S. distributors selling into Canada. Additionally, the Company’s U.S. and Canadian sales in 2013 were adversely impacted by colder than usual spring and summer weather in the Midwest, Northeast, and Southeast regions of the United States and throughout most of Canada.

In 2013’s fourth quarter, gross margin increased to 13.6 percent, from 12.6 percent in the same quarter of 2012. For the full year ended December 31, 2013, gross profit increased by $2.8 million, to $20.1 million, resulting in an increase in gross margin to 17.7 percent from 15.2 percent in 2012. The increases in gross profit and gross margin in the fourth quarter and year ended December 31, 2013, primarily resulted from a change in the mix of products sold to a greater proportion of products on which Coast earns a higher gross margin, including proprietary products, and from selected price increases that were implemented in the first half of 2013.

Selling, general and administrative (SG&A) expenses in the fourth quarter of 2013 were $4,508,000 compared to $4,531,000 in the same quarter of 2012. For the full year ended December 31, 2013, SG&A expenses increased by $645,000, or 3.3 percent, compared to 2012. The full year increase in SG&A expenses was primarily due to the implementation of new marketing initiatives and the hiring of additional sales people in the first half of the year in order to grow sales in the core RV channel and to increase the Company’s penetration in the specialty retail channel.

On the balance sheet, accounts receivable increased by $137,000 to $10.1 million at December 31, 2013, from $9.9 million at December 31, 2012. Inventories at year end were $27.5 million, a decrease of $2.8 million, compared with $30.3 million at December 31, 2012, enabling us to reduce our bank borrowings to $9.3 million at December 31, 2013, from $10.9 million at December 31, 2012.

“We are disappointed with our financial performance in 2013,” said Coast’s Chief Executive Officer Jim Musbach. “Adverse weather conditions throughout the U.S. and Canada in 2013, including the unseasonably cold and wet conditions during the spring and summer months, negatively impacted RV usage and dampened demand for our products, particularly for air conditioners. Severe weather continues to be a significant factor in the first quarter of 2014, with record-cold temperatures and snowfall.

Musbach continued, “Despite the weather-related impact on the industry over the past few quarters, early 2014 RV retail shows appear to have been successful when compared to the early 2013 retail shows. The Recreational Vehicle Industry Association (RVIA) has forecast a six percent increase in wholesale shipments of towable and motorized RVs for 2014. Given the momentum of the retail shows and the RVIA forecast, we expect that demand for recreational vehicles will continue to improve. We have maintained our strategic focus on our customers, through additional marketing tools and the expansion of our sales force, and, as a result, we are already seeing some growth through our core RV channel and in the specialty retail channel. Furthermore, we remain committed to growing our market share by expanding sales of the Company’s higher-margin proprietary products and implementing new sales and marketing programs particularly for our core RV dealer market.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV) and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE MKT under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income by, or the loss of confidence regarding economic conditions among, consumers; a tightening in the availability of or increases in the cost of consumer credit; increases in the costs of or shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which we will be filing with the Securities and Exchange Commission on or about March 31, 2014, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2013 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

# # #

Contacts:

    Sandra Knell, CFO

    408-782-6686 / sknell@coastdist.com

    or

    Renee Ketels

    Lambert, Edwards & Associates

    616-233-0500 /rketels@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net sales	$19,875	$20,674	$113,938	$113,521
Cost of sales, including distribution costs	17,172	18,078	93,796	96,219

Gross profit	2,703	2,596	20,142	17,302
Selling, general and administrative expenses	4,508	4,531	20,080	19,435

Operating loss	(1,805)	(1,935)	62	(2,133)
Other (income) expense
Interest	90	137	567	552
Other	(35)	(136)	(11)	(90)

	55	1	556	462

Loss before income taxes	(1,860)	(1,936)	(494)	(2,595)
Income tax provision (benefit)	(578)	(456)	143	(581)

Net loss	$(1,282)	$(1,480)	$(637)	$(2,014)

Basic loss per share	$(0.27)	$(0.32)	$(0.14)	$(0.44)

Diluted loss per share	$(0.27)	$(0.32)	$(0.14)	$(0.44)

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Cash	$2,140	$1,942
Accounts receivable, net	10,070	9,933
Inventories, net	27,532	30,289
Other current assets	2,307	3,207

Total Current Assets	42,049	45,371
Property and Equipment, net	1,248	1,188
Other Assets	2,947	3,100

Total Assets	$46,244	$49,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$5,196	$6,135
Accrued liabilities	3,709	3,518

Total Current Liabilities	8,905	9,653
Long-Term Debt	9,299	10,933
Total Stockholders’ Equity	28,040	29,073

Total Liabilities and Stockholders’ Equity	$46,244	$49,659